Exhibit 99.2

NuZee JAPAN Co., Ltd
Unaudited Financial Statement for the Period Ended July 31, 2016

NuZee JAPAN Co., Ltd
BALANCE SHEET
(Unaudited)

July 31, 2016

ASSETS
Current assets:
Cash	$165,831
Accounts receivable	59,598
Inventories	196,161
Other current assets	70,038
Total current assets	$491,628

Equipment, net	16,782

Total assets	$508,410

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,357
Loan payable - short term - related party	9,577
Loan payable - short term	29,152
Other current liabilities	59,334
Other current liabilities - related party	17,634
Total current liabilities	120,054

Non-current liabilities:
Loan payable - long term	$112,104
Total non-current liabilities	112,104

Stockholders' equity:
Capital stock	$545,844
Retained earnings (deficit)	(249,002)
Accumulated other comprehensive loss	(20,590)
Total stockholders' equity	276,252

Total liabilities and stockholders' equity	$508,410

The accompanying notes are an integral part of the unaudited interim financial statements

NuZee JAPAN Co., Ltd
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

Period Ended July 31, 2016

Revenues	$496,314

Cost of sales	366,473

Gross Profit	129,841

Operating expenses	148,366

Loss from operations	(18,525)

Other income	19,921

Other expense	(2,306)

Net loss	(910)

Foreign currency translation	39,649

Comprehensive income	$38,739

The accompanying notes are an integral part of the unaudited interim financial statements

NuZee JAPAN Co., Ltd
STATEMENTS OF CASH FLOWS
(Unaudited)

For the Period Ended July 31, 2016

Operating activities:
Net loss	$(910)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	2,004
Change in operating assets and liabilities:
Accounts receivable	19,597
Inventories	(108,368)
Other current assets	48,572
Accounts payable	(109,889)
Other current liabilities	32,374
Net cash used by operating activities	(116,620)

Investing activities:
Purchase of equipment	-
Net cash used by investing activities	-

Financing activities:
Repayment of loan - short term	(47,862)
Proceeds from borrowings - long term	143,651
Repayment of loan - long term	(2,394)
Proceeds from issuance of common stock	-
Net cash provided by financing activities	93,395

Net change in cash	(23,225)

Effect of foreign exchange on cash and cash equivalents	36,866

Cash, beginning of period	152,190
Cash, end of period	$165,831

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,306
Cash paid for taxes	$-

The accompanying notes are an integral part of the unaudited interim financial statements

NuZee JAPAN Co., Ltd
Notes to Financial Statements
July 31, 2016

1.  ORGANIZATION

NuZee Japan Co., Ltd. (the "Company", "we", "our") was incorporated on December 16, 2013 in Aichi, Japan. The Company's fiscal year end is January 31. The Company is a start-up organization which markets and distributes consumer products primarily in the beverage segment. The Company primarily intends to purchase and resell its proprietary products directly to consumers through its website portal as well as through online store such as Amazon Japan, Rakuten and Japan Post online shop.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company's financial statements. Such financial statements and accompanying notes are the representations of the Company's management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP") in all material respects, and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates
In preparing these financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments
The Company's financial instruments include cash, accounts payable accrued liabilities and short-term debt. The estimated fair value of these instruments approximates its carrying amount due to the short maturity of these instruments.

Cash and Cash Equivalents
The Company considers all highly-liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company had $165,831 cash and no cash equivalents at July 31, 2016.

Accounts Receivable
Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. Bad debts expense or write offs of receivables are determined on the basis of loss experience, known and inherent risks in the receivable portfolio and current economic conditions. There were no bad debt expenses recorded during the period reported on.

Major Customers
For the period ended July 31, 2016, revenue was from two major customers.

Customer Name	Sales Amounts	Percentage of Total Revenue
Customer A	$417,922	84%
Customer B	$21,604	4%

Revenue Recognition
The Company recognizes revenue only when all of the following criteria have been met:
•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The fee for the arrangement is fixed or determinable; and
•	Collectability is reasonably assured.

Persuasive Evidence of an Arrangement—The Company documents all terms of an arrangement in a written contract signed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed—The Company performs all services or delivers all products prior to recognizing revenue. Monthly services are considered to be performed ratably over the term of the arrangement. Professional consulting services are considered to be performed when the services are complete. Product is considered delivered upon delivery to a customer's designated location.

Collectability Is Reasonably Assured—The Company determines that collectability is reasonably assured prior to recognizing revenue. Collectability is assessed on a customer by customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer's financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectability is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectability is not reasonably assured, revenue is recognized on a cash basis.

Cost Recognition
Cost of products sold is primarily comprised of direct materials consumed in the manufacturing of primary coffee blender products. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs and other shipping and handling activity.

Selling, General and Administrative Expense
Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, administrative and other indirect overhead costs, depreciation expense and other miscellaneous operating items. The largest SG&A expense incurred was "Advertising" for the period ended July 31, 2016 and the amount was $27,928.

Cash Flow Presentation
The Statement of Cash Flows is prepared using the indirect method, which reconciles net loss to cash flow from operating activities. The reconciliation adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net loss. The adjustments also remove cash flows arising from investing and financing activities, which are presented separately from operating activities.

Inventory
Inventory, consisting principally of products held for sale is stated at the lower of cost or market or net realizable value, using the First-In, First-out method. The Company reviews inventory levels at least quarterly and records a valuation allowance when appropriate. At July 31, 2016, the Company concluded that a valuation allowance was not required.

Related Party Transactions
Eguchi Holdings Co., Ltd. ("EHCL") is the beneficial owner of Five Hundred Thousand (500,000) common shares of the Company, which represents eighty-eight percent (88%) of all the Company's common shares outstanding. Related party transactions are measured at the exchange amount, which is the amount of consideration established and agreed by the related party.

Purchases and Operating Expenses
The Company has a payable to EHCL when cost of goods is paid by them on behalf of the Company. Balance of this accounts payable was $0 as of July 31, 2016. Total purchases during the period ended July 31, 2016 amounted to $13,806. The Company has a payable to EHCL for operating expenses paid by them on behalf of the Company. Balance of this other payable was $17,634 as of July 31, 2016. Total operating expenses incurred from EHCL amounted to $29,351 for the period ended July 31, 2016.

Loan Payable
During December 2014, the Company borrowed the sum of $171,072 from EHCL. The due date of this loan is August 31, 2016. The outstanding balance at July 31, 2016 was $9,577. Interest of these loans calculated at annual rate of 4.3%. During the period ended July 31, 2016, the Company recognized interest expense of $1,834 relating to these related party loans.

Rent
During May 2014, the Company entered into a rental agreement of an office space and warehouse with EHCL. The Company agrees to pay $1,100 per month for the office and the warehouse on the last day of each month. The agreement expires on August 31, 2019.

Future payments due under this lease are as follows for the fiscal years ended January 31:

2017	$16,200
2018	$16,200
2019	$16,200
2020	$7,700

Property, Plant and Equipment
Equipment is stated at cost, net of depreciation. The Company depreciates equipment on a straight line basis. Leased asset is depreciated over a 6 year life. Depreciation expense for the period ended July 31, 2016 was $2,004. Repair and maintenance costs are expensed as incurred.

Long-Lived Assets
The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicated that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. A loss of disposition of asset is recognized when the carrying amount is not recoverable and exceeds fair value. There was no impairment loss recognized for the years ended July 31, 2016.

Income Taxes
The provision for income taxes is computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of July 31, 2016.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions.

Loan Payable Long-Term
On June 30, 2016, the Company entered into a loan agreement with Tono Shinyo Kinko. The Company borrowed the sum of approximately $145,758 to be repaid on or before June 5, 2021 at an interest rate of 1.2% with monthly payment of $2,430. During the period ended July 31, 2016, the Company recognized interest expense of $27 relating to this loan. The outstanding balance at July 31, 2016 was $141,256.

Future payments dues under this loan are as follows:

2017	$29,152
2018	29,152
2019	29,152
2020	29,152
2021	24,648
$141,256

3.  COMMON STOCK

As of January 31, 2016, the authorized capital stock of the Company consists of 2,000,000 common shares, of which 567,800 shares of common stock are issued and outstanding.

4.  SUBSEQUENT EVENTS

On August 16, 2016, the Company entered into a Share Exchange Agreement with NuZee, Inc., a Nevada corporation ("NuZee US"), Eguchi Holdings Co., Ltd and the shareholders of the Company whereby the Company will exchange seventy percent (70%) of its issued and outstanding common stock for 1,148,734 shares of NuZee US's common stock, par value $0.00001 per share. The remaining thirty percent (30%) of the Company's issued and outstanding common stock is, and will be at the Closing, owned by the Company's current president and Chairman of its Board of Directors.

NuZee US's President and Director is the sole owner of From East Holdings Co., Ltd. ("From East"), a shareholder of the Company. From East owns 14,700 shares of the Company's common stock, or approximately 2.6% of the Company's current issued and outstanding shares. At the Closing, From East will exchange all of its shares of the Company for 42,492 shares of NuZee US's common stock.

Each issued and outstanding common share of the Company shall be converted into the right to receive NuZee US Shares pursuant to the Exchange Ratio at the Closing. Fractional shares shall be rounded up or down per the amount of the fraction. Upon the Closing (October 3, 2016), the Company shall become a majority owned subsidiary of the NuZee US.